Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Armstrong Flooring, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333‑210572 and 333-219766) on Form S-8 of Armstrong Flooring, Inc. of our reports dated March 5, 2019, with respect to the consolidated balance sheets of Armstrong Flooring Inc. as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule of valuation and qualifying reserves, and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of Armstrong Flooring Inc.

Our report on the consolidated financial statements refers to the adoption of Financial Accounting Standards Board (FASB) Topic 606, Revenue from Contracts with Customers, and the related FASB Accounting Standard Updates, effective January 1, 2018, using the modified retrospective transition method.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 5, 2019